Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 12, 2015 (May 22, 2015 as to the effects of the change in segments described in Note 17), relating to the consolidated financial statements of Par Pacific Holdings, Inc. (formerly known as Par Petroleum Corporation) and subsidiaries as of and for the years ended December 31, 2014 and 2013, appearing in the Current Report on Form 8-K dated May 22, 2015, and our report dated March 12, 2015, relating to the effectiveness of Par Pacific Holdings, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Par Pacific Holdings, Inc. for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
December 16, 2015